As filed with the Securities and Exchange Commission on May 4, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

BCB Bancorp, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	26-0065262
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

104-110 Avenue C, Bayonne, New Jersey 07002, (201) 823-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Michael Shriner

President and Chief Executive Officer

BCB Bancorp, Inc.

104-110 Avenue C, Bayonne, New Jersey 07002, (201) 823-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Edward C. Hogan, Esq.

Stevens & Lee, P.C.

1500 Market Street, East Tower

18th Floor

Philadelphia, PA 19102

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company . See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Prospectus

2026 Amended and Restated Dividend Reinvestment and Stock Purchase Plan

Common Stock, No Par Value Per Share

1,000,000 Shares of Common Stock

This prospectus relates to shares of common stock, no par value per share, of BCB Bancorp, Inc., a New Jersey corporation, which may be offered and sold from time to time pursuant to the terms of the BCB Bancorp, Inc. Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

The Plan provides participants with a convenient and economical method for investing cash dividends paid on our common stock in additional shares of our company common stock. Eligible participants also will be able to buy additional shares with optional cash payments (Minimum: $50 per investment and maximum: $100,000 per quarter). This prospectus describes and constitutes the Plan.

Shares of common stock will be: (i) purchased on the open market; (ii) purchased directly from BCB Bancorp, Inc. from authorized but unissued shares or (iii) purchased directly from BCB Bancorp, Inc. treasury shares.

You may enroll in the Plan by completing the enclosed enrollment form and returning it to the Plan Administrator. We have appointed our stock transfer agent, Computershare Trust Company, N.A. (“Computershare”), to serve as the Plan Administrator.

Shares of our common stock are traded on the NASDAQ Global Select Market under the symbol “BCBP.” On April 30, 2026, the closing price of our common stock was $10.31.

We have registered 1,000,000 shares of our common stock for sale under the Plan and this prospectus. You should keep this prospectus for future reference.

Investing in our securities involves risks. See “Risk Factors” on page 1 of this prospectus before making your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares offered are our equity securities and are not savings accounts, deposits or other obligations of any bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus is May 4, 2026

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The Plan is not available to any person to whom we may not legally offer it. We are not offering the securities in any state or jurisdiction where the offer is prohibited. The date of this prospectus is May 4, 2026. You should not assume that the information in this prospectus is still accurate as of any later date.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of the registration statement that we filed with the Securities and Exchange Commission relating to the offer and sale of shares of our common stock to participants in our Dividend Reinvestment and Stock Purchase Plan. This prospectus provides you with the terms of the Plan. The registration statement can be read at the Securities and Exchange Commission website or at the Securities and Exchange Commission’s office mentioned under the heading “Where You Can Find More Information.” You should read this prospectus with the additional information described below under the heading “Incorporation of Certain Documents by Reference.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or similar references mean BCB Bancorp, Inc. and its subsidiary.

BCB BANCORP, INC.

BCB Bancorp, Inc. is the holding company for BCB Community Bank (the “Bank”). Our common stock is traded on the NASDAQ Global Select Market under the symbol “BCBP.” We operate through twenty-three branch offices in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey; four branches in Hicksville and Staten Island, New York; and our executive and administrative offices located in Bayonne, New Jersey. Our deposit accounts are insured by the Federal Deposit Insurance Corporation (the “FDIC”) and we are a member of the Federal Home Loan Bank System.

The Bank is a community-oriented financial institution. Its business is to offer FDIC-insured deposit products and to invest funds held in deposit accounts at the Bank, together with funds generated from operations, in investment securities and loans. The Bank offers its customers:

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loans, including commercial and multi-family real estate loans, one-to-four family mortgage loans, commercial business loans, construction loans, home equity loans, and consumer loans. In recent years the primary growth in our loan portfolio has been in loans secured by commercial real estate and multi-family properties;

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FDIC-insured deposit products, including savings and club accounts, interest and non-interest-bearing demand accounts, money market accounts, certificates of deposit, and individual retirement accounts; and

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retail and commercial banking services including wire transfers, money orders, safe deposit boxes, night depository, debit cards, online banking, mobile banking, fraud detection (positive pay), and automated teller services.

Our main office is located at 104-110 Avenue C, Bayonne, New Jersey 07002, and our telephone number is (201) 823-0700.

RISK FACTORS

There are risks and uncertainties involved with an investment in shares of our common stock. See the “Risk Factors” sections of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which we file with the Securities and Exchange Commission (the “SEC”) and incorporate by reference into this prospectus, for a discussion of the factors that should be considered in connection with such an investment.

DESCRIPTION OF THE PLAN

The Plan was originally adopted on July 2, 2014, and as of May 4, 2026, 968,818 shares of common stock have been issued under the original Plan pursuant to a Registration Statement on Form S-3D originally filed on July 11, 2014, and 31,182 shares are available for issuance under the original Plan. The Plan is being amended and restated effective May 4, 2026, and will be in effect until amended, altered, or terminated. If you are a participant in the Plan as of that date, you are automatically enrolled in the amended and restated Plan and need not take any additional action to participate in the amended and restated Plan. The participation election you made under the original Plan will continue as your election under the amended and restated Plan described in this prospectus unless you wish to change your election or take one of the other actions described in this prospectus in the manner described herein.

Pursuant to the Registration Statement on Form S-3 of which this prospectus is a part, we are registering and have reserved an additional 1,000,000 shares of our common stock for issuance and sale under the Plan pursuant to this prospectus. The amended and restated Plan also revises the minimum share ownership threshold for participation to one (1) share and the minimum optional cash purchase amount to $50 per investment. The Plan is set forth below as a series of questions and answers explaining its significant aspects.

Purpose and Advantages

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide participants with a simple and convenient method of reinvesting cash dividends paid on shares of our common stock and buying additional shares of our common stock without paying brokerage commissions. Also, the Plan provides us with a source of funds when the shares bought by Computershare for participants are bought directly from us.

2.	What are the advantages of the Plan?

The Plan provides participants with the opportunity to reinvest cash dividends paid on their shares of our common stock in additional shares of our common stock. In addition, the Plan provides the following advantages:

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The Plan provides eligible participants with the opportunity to make quarterly investments of optional cash amounts or automatic bank withdrawals, subject to minimum and maximum amounts, for the purchase of additional shares of our common stock (see questions 9-11).

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Shares of common stock issued under the Plan may be purchased at a discount to the market price as determined under the Plan if the shares are issued directly by BCB Bancorp, Inc., which the discount if any will be determined from time to time.

•	No brokerage commissions are paid by participants in connection with any purchase of shares made under the Plan.

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All cash dividends paid on participants’ shares can be fully invested in additional shares of our common stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, also will be reinvested in additional shares, which will be credited to Plan accounts.

•	Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify participants’ record keeping.

•	The Plan Administrator (as defined below) provides for the safekeeping of stock certificates for shares of our common stock credited to each Plan account.

Plan Administration

3.	Who administers the Plan for Participants?

Computershare Trust Company, N.A., our stock transfer agent (hereinafter referred to as the “Plan Administrator”), administers the Plan for participants by maintaining records, sending account statements to participants and performing other duties relating to the Plan. Shares of BCB Bancorp, Inc. common stock purchased under the Plan are registered in the name of the Plan Administrator’s nominee and are credited to the accounts of the participants in the Plan. The Plan Administrator acts in the capacity as agent for participants in the Plan. We may replace the Plan Administrator at any time within our sole discretion.

The Plan Administrator can be contacted at P.O. Box 43006, Providence, RI 02940-3006, Attn: Dividend Reinvestment Department, online at www.computershare.com/investor, or by calling (800) 368-5948.

Participation

4.	Who is eligible to participate?

All holders of record of at least one (1) share of common stock of BCB Bancorp, Inc. are eligible to participate in the Plan. Beneficial owners of shares of common stock whose shares are registered in names other than their own name may participate by requesting their broker or nominee to transfer their shares into their own name. The right to participate in the Plan is not transferable to another person apart from a transfer of a Participant’s shares of common stock of BCB Bancorp, Inc. Stockholders who reside in jurisdictions in which it is unlawful for a stockholder to participate in the Plan are not eligible to participate in the Plan. Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank or other nominee) and who wish to participate in the optional cash purchase feature of the Plan must become owners of record of at least one (1) share of common stock of BCB Bancorp, Inc.

5.	How does an eligible stockholder participate?

To participate in the Plan, a stockholder of record must complete an Enrollment Form and return it to the Plan Administrator. Copies of the Enrollment Form may be obtained at any time by written request to Computershare, P.O. Box 43006, Providence, RI 02940-3006, Attn: Dividend Reinvestment Department. Stockholders may also enroll online at www.computershare.com/investor or by calling (800) 368-5948.

This Plan amends and restates in its entirety the Plan that was originally adopted on July 2, 2014. If you are a participant in the original Plan, you are automatically enrolled in the amended and restated Plan and need not take any additional action to participate in the amended and restated Plan. The participation election you made under the original Plan will continue as your election under the amended and restated Plan described in this prospectus unless you wish to change your election or take one of the other actions described in this prospectus in the manner described herein.

6.	When may an eligible stockholder join the Plan?

An eligible stockholder of record may enroll in the Plan at any time. If the Enrollment Form is received by the Plan Administrator before the record date for a dividend payment, and the participant elects to reinvest the dividends in shares of BCB Bancorp, Inc. common stock, such reinvestment of dividends will begin with that dividend payment. Please note that the Plan does not represent any change in our dividend policy or a guarantee of the payment of any future dividends.

7.	What does the Enrollment Form provide?

The Enrollment Form allows for full dividend reinvestment which directs us to pay the Plan Administrator for reinvestment in accordance with the Plan all cash dividends on all shares of our common stock then, or subsequently owned by, participants and also permits eligible participants to make optional cash payments for the purchase of additional shares of our common stock in accordance with the Plan.

The Enrollment Form permits a stockholder who is reinvesting dividends and wishes to make optional cash purchases to do so by automatic withdrawals from a personal bank account. The Enrollment Form also appoints the Plan Administrator as agent for each participant and directs the Plan Administrator to apply cash dividends and any optional cash payments an eligible participant might make to the purchase of shares of our common stock in accordance with the terms of the Plan.

8.	May a stockholder have dividends reinvested under the Plan with respect to less than all of the shares of common stock registered in the stockholder’s name?

Yes. A stockholder is permitted to have dividends reinvested under the Plan with respect to less than all of the shares of common stock registered in the stockholder’s name, provided at least 10% of his or her BCB Bancorp, Inc. common stock is enrolled in the Plan.

Optional Cash Payments

9.	How do optional cash payments work?

In order to be eligible to participate in the optional cash purchase feature of the Plan, a stockholder must be an owner of record of at least one (1) share. If an eligible stockholder participant chooses to participate by optional cash payments, the Plan Administrator will apply any optional cash payment received by the Plan Administrator from the participant to the purchase of shares of our common stock for the participant’s account.

The Plan is designed to preclude any person, organization, or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional cash payment limit.

10.	How are optional cash payments made?

An initial cash payment may be made by eligible participants when enrolling by enclosing a check for not less than $50 nor more than $100,000 with the Enrollment Form.

Optional cash payments may be made by sending a personal check, drawn from a U.S. bank in U.S. currency payable to Computershare-BCB Bancorp. Thereafter, optional cash payments may be made each quarter by either: (i) sending to the Plan Administrator the participant’s check for not less than $50 nor more than $100,000, together with the form attached to your investment plan statement; or (ii) automatic withdrawals from a bank account in an amount not less than $50 or more than $50,000. Note the Plan Administrator will not accept cash, traveler’s checks, money orders or third-party checks.

If any participant’s check for an optional cash payment is returned unpaid for any reason, or an authorized electronic funds transfer is rejected, the Plan Administrator will consider the request for investment of such funds null and void. The Plan Administrator will immediately remove from the Participant’s account those shares, if any, purchased upon the prior credit of such funds and will immediately sell such shares. The Plan Administrator also will sell any additional shares from the participant’s account as necessary to cover any costs, losses or fees. There is a $35.00 for each rejected optional cash payment or rejected electronic funds transfer.

The election to make optional cash payments is available to each eligible participant at any time. Optional cash payments by eligible participants must be at least $50 per investment and may not exceed a total of $100,000 in any calendar quarter. The same amount of money need not be sent each quarter and there is no obligation to make an optional cash payment at any time.

11. When will optional cash payments received by the Plan Administrator be invested?

Optional cash payments will be invested on the Investment Date as defined in Question 12 below. Since no interest will be paid by us or the Plan Administrator on optional cash payments, participants are urged to make optional cash payments shortly before the Investment Date. Optional cash payments of at least $50 and not more than $100,000 must be received at least three (3) business days and not more than 30 calendar days before the Investment Date. It is anticipated that automatic withdrawals to make optional cash payments will be made on the 12th day in the months of February, May, August and November. Automatic withdrawals may be authorized from a designated U.S. bank account online at www.computershare.com/investor or by completing a Direct Debit Authorization Form and mailing it to the Plan Administrator.

Eligible participants may request in writing that the Plan Administrator return all or a portion of their uninvested optional cash payments at any time up to two (2) business days before the Investment Date. Optional cash payments do not constitute deposits or savings accounts and are not insured by the FDIC or any government agency.

Purchases

12.	How will purchases be made?

Shares of common stock of BCB Bancorp, Inc. needed to fund the Plan may be:

(i)	acquired by the Plan Administrator on the open market;

(ii)	issued directly by BCB Bancorp, Inc. from authorized but unissued shares;

(iii)	issued directly by BCB Bancorp, Inc. from treasury shares; or

(iv)	through a combination of (i) through (iii), above at BCB Bancorp, Inc.’s discretion.

Open market purchases under the Plan will be made during each calendar quarter on each “Investment Date,” which will be the first business day following a dividend payment date or as soon as practicable thereafter. Purchases of shares of common stock will be made at the direction of the Plan Administrator or its selected broker/dealer. Such purchases will be made in accordance with applicable state and federal securities laws and regulations. No interest or earnings will be paid by the Plan Administrator on dividend payments pending their investment in shares of BCB Bancorp, Inc. common stock.

To the extent we fund the Plan with shares of our common stock issued directly by us from authorized but unissued shares or treasury shares, the dividends payable to participants will be retained by us as a consideration for such shares.

In the event applicable law or the closing of securities markets requires temporary curtailment or suspension of open market purchases of the shares of BCB Bancorp, Inc. common stock, the Plan Administrator is not accountable for its inability to make purchases at such time. If shares of BCB Bancorp, Inc. common stock are not available for purchase for a period of longer than 30 days from the prior dividend payment date, the Plan Administrator will promptly mail to each participant a check in the amount of any unapplied funds in the participant’s account.

13. How many shares of common stock will be purchased for participants?

The number of shares that will be purchased for each participant on any Investment Date will depend on the amount of the participant’s cash dividend (and any optional cash payment) and the purchase price of shares of BCB Bancorp, Inc. common stock. Each participant’s account will be credited with that number of shares (including fractional shares computed to six (6) decimal places) equal to the total amount to be invested, divided by the applicable purchase price (also computed to six (6) decimal places).

14. What will be the price of shares of common stock purchased under the Plan?

In making purchases of shares of BCB Bancorp, Inc. common stock for a participant’s account associated with each Investment Date, the Plan Administrator will commingle the participant’s funds with those of other participants under the Plan. With respect to shares purchased on the open market, the prices of shares of BCB Bancorp, Inc. common stock purchased for participants under the Plan for each Investment Date will be equal to the average price of all shares of the common stock purchased on the Investment Date by the Plan Administrator on behalf of the Plan. With respect to shares purchased directly from, or issued by, BCB Bancorp, Inc., the shares will be purchased or issued at a discount to the price as so determined. Initially, we intend the discount to be 2% of the closing price of shares of BCB Bancorp, Inc. common stock as reported on the NASDAQ Global Market for last trading day immediately preceding the applicable Investment Date. BCB Bancorp, Inc. reserves the right to change or eliminate the discount. The Plan Administrator shall have no responsibility with respect to the market value of the shares of BCB Bancorp, Inc. common stock acquired under the Plan for Participant Accounts. BCB Bancorp, Inc. will bear all costs of administering the Plan, except as described under Question 16 below.

15. How are dividends on shares purchased through the Plan applied?

The purpose of the Plan is to provide the participant with a convenient method of purchasing shares of common stock and to have the dividends on those shares reinvested. Accordingly, dividends paid on shares held in the Plan will be automatically reinvested in additional shares of common stock unless and until the participant elects to terminate participation in the Plan.

Cost To Participants

16.	Are there any expenses to participants in connection with purchases under the Plan?

No. Participants will make purchases of shares of common stock under the Plan without the payment of brokerage commissions, and we will pay all fees in connection with purchases of shares of BCB Bancorp, Inc. common stock under the Plan, except for costs associated with the actual purchase price of shares of common stock purchased on the Investment Date. There are no service charges to participants in connection with purchases of shares of common stock under the Plan. All costs of administration of the Plan are paid by us.

However, there will be a $15 fee if a participant requests to withdraw from the Plan. A certificate will be issued for all whole shares and a check will be issued for the cash payment to be made for any fraction of a share. In addition, if a participant requests the Plan Administrator to sell his or her shares in the event of his or her withdrawal from the Plan, the participant will pay the applicable brokerage commission associated with the sale of such shares, any required transfer tax, and applicable service charges. There is also a fee to sell shares under the Plan (see Question 20 below).

Reports to Participants

17.	How will participants be advised of their purchases of shares of common stock?

As soon practicable after each purchase, each participant will receive an account statement from the Plan Administrator. These statements are the participant’s continuing record of the purchase price of the shares of BCB Bancorp, Inc. common stock acquired and the number of shares acquired, and should be retained for tax purposes. Participants also will receive, from time to time, communications sent to all record holders of shares of BCB Bancorp, Inc. common stock.

Dividends

18.	Will participants be credited with dividends on shares held in their account under the Plan?

Yes. The participant’s account will be credited with dividends paid on whole shares and fractional shares credited to the participant’s account.

Stock Certificates

19.	Will stock certificates be issued for shares of common stock purchased?

The Plan Administrator will hold all shares of common stock purchased under the Plan in the name of its nominee. Normally, certificates for shares of BCB Bancorp, Inc. common stock purchased under the Plan will not be issued to participants. The number of shares credited to an account under the Plan will be shown on the participant’s account statement.

The participant may receive certificates for whole shares accumulated in his or her account under the Plan by sending a written request to the Plan Administrator. Participants may request periodic issuance of certificates for all full shares in the account. There is a fee for certificate issuance. When certificates are issued to the participant, future dividends on such shares will be reinvested in additional shares of common stock. Any undistributed shares will continue to be reflected in the participant’s account. No certificates representing fractional shares will be issued.

The participant’s rights under the Plan and shares credited to the account of the participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in his or her name.

Accounts under the Plan are maintained in the names in which certificates of participants were registered at the time they entered the Plan. Additional certificates for whole shares will be similarly registered when issued.

Sale of shares from the Plan

20.	How does a participant sell shares from the Plan?

A participant may request that any and all of the shares credited to his or her account be sold by the Plan Administrator. Participants have the following choices when making a sale:

Batch Order: A batch order is an accumulation of all sale requests by any security holder for a security submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five (5) business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. A request for a batch order sale can be made by calling the Plan Administrator directly at (800) 368-5948 or by writing to the Plan Administrator at the address provided in Question 3. All sales requests received in writing will be submitted as batch order sales. The Plan Administrator will cause your shares to be sold in the open market within five (5) business days of its receipt of your request. For this purpose, the Plan Administrator may combine each selling Plan participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan participant will be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

Market Order: A market order is a request to sell shares promptly at the then current market price. A request for a market order sale may only be made online at www.computershare.com/investor or by calling the Plan Administrator directly at (800) 368-5948. Market order sale requests made in writing will be submitted as batch order sales. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the Plan Administrator’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold. The Plan Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan Administrator directly at (800) 368-5948. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.

Day Limit Order: A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed during aftermarket hours, the next trading day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator directly at (800) 368-5948. There is a service fee of $25 and a processing fee of $0.12 per share sold for each day limit order sale.

Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order is traded on more than one day during which the market is open, a separate service fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online www.computershare.com/investor or by calling the Plan Administrator directly at (800) 368-5948. There is a service fee of $25 and a processing fee of $0.12 per share sold for each GTC limit order sale.

General: All sales requests processed over the telephone by a customer service representative entail an additional fee of $15. All per share fees include any brokerage commissions the Plan Administrator is required to pay. All fractional shares will be rounded up to a whole share for purposes of calculating the per share fee. Fees are deducted from the proceeds derived from the sale. The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan Administrator to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which is distributed within 24 hours after your sale transaction has settled.

The Plan administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. Instructions sent to the Plan administrator to sell shares are binding and may not be rescinded. Because the Plan Administrator will sell the shares on behalf of the Plan, neither BCB Bancorp, Inc. nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and you will bear the market risk associated with fluctuations in the price of BCB Bancorp, Inc. common stock. Accordingly, if you send in a request to sell shares, it is possible that the market price of BCB Bancorp, Inc. common stock could go down or up before the broker sells your shares.

Withdrawals From The Plan

21.	How does a participant withdraw from the Plan?

A participant may withdraw from the Plan at any time by providing written or telephonic notice to the Plan Administrator. Alternatively, you may change your dividend election online through Investor Center at www.computershare.com/investor. If notice is received near a record date for the payment of the next dividend, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them. If such dividends are reinvested, the Plan Administrator will process the withdrawal as soon as practicable, but in no event later than five business days after the reinvestment is completed. The Plan Administrator will continue to hold your whole shares in book entry form and mail you a check for any fractional share, less a service fee of $15 and a processing fee of $0.12 per share sold, unless you request a stock certificate to be issued or have your shares sold. Issuance of certificates may be subject to an additional fee.

Upon withdrawal from the Plan, the participant also may request that all of the shares credited to his or her account be sold by the Plan Administrator. See Question 20 for information about sales.

22.	What happens to a fraction of a share when a participant withdraws from the Plan?

When a participant withdraws from the Plan, a cash adjustment representing the value of any fraction of a share then credited to the participant’s account will be mailed directly to the participant. The cash adjustment will be based on the closing price of the shares of common stock on the date in which the termination is processed by the Plan Administrator. In no case will certificates representing a fractional share interest be issued.

Additional Services

23.	Safekeeping of Shares

As an additional service to Plan participants, you may deposit certificates for shares of BCB Bancorp, Inc. common stock held by you with the Plan Administrator for safekeeping. If you wish to use this service, you should send your stock certificates to the Plan Administrator at the address set forth in Question 3. There is no charge for this service. Delivery of certificates is at your risk and, for delivery by mail, insured registered mail with return receipt requested is recommended. Do not sign the certificate. The receipt of any shares delivered for safekeeping will be shown on your account statement. Participating stockholders may withdraw their shares from the Plan Administrator’s custody at any time by requesting in writing that a certificate be issued for some or all of the full shares held by it.

Other Information

24.	What happens when a participant’s record ownership of shares of common stock is less than one (1) share as of a dividend of record date?

If a participant disposes of shares of common stock registered in his or her name (including shares credited to his or her account under the Plan) so that the total number of shares held under the Plan in the name of the participant is less than one (1) share, the Plan Administrator may discontinue the reinvestment of cash dividends on the shares credited to the participant’s account under the Plan, or otherwise, until such participant’s record ownership of shares increases to at least one (1) share in the aggregate. All applicable dividends will be paid in the form of cash until such participant’s stock ownership under the Plan increases to at least one (1) share.

25.	What happens if BCB Bancorp, Inc. issues a stock dividend, declares a stock split or makes a rights offering?

Any shares representing stock dividends or stock splits distributed by BCB Bancorp, Inc. on shares credited to the account of a participant under the Plan will be added to the participant’s account. In the event BCB Bancorp, Inc. makes a rights offering of any of its securities to holders of common stock, participants in the Plan will be notified by BCB Bancorp, Inc. in advance of the commencement of the offering.

26.	How will participant’s shares held under the Plan be voted at meetings of stockholders?

Shares credited to the account of a participant under the Plan (other than fractional shares) will be automatically added to the shares covered by the proxy sent to the stockholder with respect to his or her other shares in BCB Bancorp, Inc. and may be voted by such holder pursuant to such proxy. The Plan Administrator will forward any proxy solicitation materials relating to the shares of common stock held by the Plan to the participating stockholder.

Where no instructions are received from a participant with respect to a participant’s shares held under the Plan, or otherwise, such shares shall not be voted unless the participant votes such shares in person.

27.	What are the income tax consequences of participation in the Plan?

In general, a participant in the Plan has the same Federal and state income tax obligations with respect to dividends credited to his or her account under the Plan as other holders of shares of common stock who elect to receive cash dividends directly. A participant is treated for income tax purposes as having received, on the dividend date, a dividend in the amount equal to the fair market value of the shares of common stock credited to his or her account under the Plan, even though that amount was not actually received by the participant in cash, but, instead, was applied to the purchase of additional shares for his or her account. In addition, any brokerage commissions and service charges paid by BCB Bancorp, Inc. on behalf of the participant are deemed to constitute dividend income by the Internal Revenue Service. Such amounts, if any, will be included on any annual information return filed with the Internal Revenue Service, a copy of which will be sent to the participant.

The cost basis of each share of common stock credited to a participant’s account pursuant to the dividend reinvestment aspect of the Plan is the fair market value of the shares of BCB Bancorp, Inc. common stock on the Investment Date, and the holding period for such shares begins on the day following the Investment Date. The receipt by a participant of certificates representing whole shares previously credited to his or her account under the Plan upon withdrawal from the Plan or pursuant to the request of the participant will not result in the recognition of taxable income. A participant will recognize a gain or a loss when shares are sold on behalf of the participant upon withdrawal from the Plan or when the participant sells shares after the participant’s withdrawal from the Plan.

All participants are advised to consult with their own tax advisors to determine the particular tax consequences that may result from their participation in the Plan and the subsequent sale by them of shares purchased pursuant to the Plan.

28. What are the responsibilities of BCB Bancorp, Inc. under the Plan?

BCB Bancorp, Inc., and the Plan Administrator in administering the Plan, will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death or judicially declared incompetence or with respect to the prices at which shares are purchased for the participant’s account, and the times that such purchases are made, with respect to any loss or fluctuation in the market value after purchase of shares, or with respect to any sales of shares of common stock made under the Plan on behalf of the participant.

29.	Who bears the risk of market price fluctuations in the shares of common stock?

A participant’s investment in shares acquired under the Plan is no different from direct investment in shares of common stock of BCB Bancorp, Inc. The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held in the Plan, or otherwise. Neither BCB Bancorp, Inc. nor the Plan Administrator makes any representations with respect to the future value of the shares of BCB Bancorp, Inc. common stock purchased under the Plan. The participant should recognize that BCB Bancorp, Inc., the Plan Administrator and related parties cannot assure the participant of realizing any profits or protect the participant against a loss related to investment in the shares of BCB Bancorp, Inc. common stock purchased or sold under the Plan. The shares of common stock purchased in accordance with the Plan do not constitute savings accounts or deposits issued by a savings institution or bank and are not insured by the FDIC or any other governmental agency.

30.	May the Plan be changed or discontinued?

The Plan may be amended, suspended, modified or terminated at any time by our Board of Directors without the approval of the participants. 30 calendar days’ notice of any suspension, termination or amendment or modification that would have a material adverse effect on the participants’ rights under the Plan will be sent to all participants, who shall at all times have the right to withdraw from the Plan.

BCB Bancorp, Inc. or the Plan Administrator may terminate a stockholder’s individual participation in the Plan at any time by written notice to the stockholder. In such event, the Plan Administrator will request instructions from the participant for disposition of the shares in the account. If the Plan Administrator does not receive instructions from the participant, it will send the participant a certificate for the number of whole shares held for the participant under the Plan and a check for any fractional share.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases our common stock in market transactions, the common stock acquired under the Plan will be sold directly by us through the Plan. As stated elsewhere in this Plan, you will not pay any brokerage fees or commissions for securities purchased on the open market or otherwise under the Plan. Instead, we will pay these fees to the Plan Administrator. Certain fees apply to participants in the Plan, which are set forth in Question 16.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

Our common stock may not be available under the Plan in all states or jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

USE OF PROCEEDS

To the extent shares of common stock used to fund the Plan are purchased on the open market, there will be no proceeds to us from the purchase of shares. The net proceeds to us from the sale of newly issued shares of common stock (or from treasury shares) issued under the Plan will be used for general corporate purposes, which may include investments at the holding company level, investments in or extensions of credit to our banking subsidiary and possible acquisitions. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and availability of other funds.

LEGAL MATTERS

The legality of issuance of the shares of common stock offered hereby has been passed upon for BCB Bancorp, Inc. by Stevens & Lee, P.C., Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of BCB Bancorp, Inc. as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and the effectiveness of BCB Bancorp, Inc.’s internal control over financial reporting as of December 31, 2025 have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as set forth in its report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

This prospectus, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

The most significant factors that could cause future results to differ materially from those anticipated by our forward-looking statements include the global impact of the United States military conflict with Iran, the periodic Federal budget and funding stalemates in Congress, global tariffs imposed by the Trump administration, higher inflation levels, and general economic concerns, all of which could impact our customers’ businesses and the economy and could cause increased loan delinquencies, a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations. Other factors that could cause future results to vary materially from current management expectations as reflected in our forward-looking statements include, but are not limited to: ongoing military conflicts in the Ukraine and the Middle East, our ability to manage liquidity and capital in a rapidly changing and unpredictable market; supply chain disruptions; labor shortages; unfavorable economic conditions in the United States generally and particularly in our primary market area; the Company’s ability to effectively attract and deploy deposits; changes in the Company’s corporate strategies, the composition of its assets, or the way in which it funds those assets; shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including changes in market liquidity or volatility; the effects of declines in real estate values that may adversely impact the collateral underlying our loans; increase in unemployment levels and slowdowns in economic growth; our level of non-performing assets and the costs associated with resolving any problem loans including litigation and other costs; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our loan and investment securities portfolios; the credit risk associated with our loan portfolio; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in our ability to access cost-effective funding; deposit flows; legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation, or FDIC, insurance rates; monetary and fiscal policies of the federal and state governments; changes in tax policies, rates and regulations of federal, state and local tax authorities; demands for our loan products; demand for financial services; competition; changes in the securities or secondary mortgage markets; changes in management’s business strategies; changes in consumer spending; our ability to hire and retain key employees; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, or regulatory risk; expanding regulatory requirements which could adversely affect operating results; civil unrest in the communities that we serve; and other factors discussed elsewhere in this prospectus, and in reports we filed with the SEC, including under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K filed for the year ended December 31, 2025, and our other periodic reports that we file with the SEC.

INDEMNIFICATION

Our directors and executive officers are entitled to indemnification as expressly permitted under the laws of New Jersey, and our Certificate of Incorporation. We also have directors’ and officers’ liability insurance, which provides, in general, insurance to our directors and officers against any loss by reason of any of their wrongful acts, subject to the terms and conditions of the policy. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

We file periodic reports, proxy statements and other information with the Commission. Our filings with the Commission are available to the public over the Internet at the Commission’s website at http://www.sec.gov. Our filings with the Commission are also available to the public on our website at https://www.bcb.bank/ under the “About BCB – SEC Filings” tab, as well as through document retrieval services.

The Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the Commission will automatically update and supersede the information in this prospectus. In all cases, you should rely on the later information to the extent the information on any given topic included in this prospectus is different.

We incorporate by reference the documents listed below and any filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold by us; provided, however, that we are not incorporating any information that is deemed “furnished” in accordance with the Commission’s rules, including, but not limited to, information under Items 2.02 or Item 7.01 of any Current Report on Form 8-K including related exhibits:

•	our Annual Report on Form 10-K for the year ended December 31, 2025;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026;

•	our Current Reports on Form 8-K filed on January 7, 2026, January 16, 2026, January 30, 2026, February 24, 2026, April 22, 2026 and April 28, 2026; and

•

The description of BCB Bancorp, Inc.’s Common Stock contained in Exhibit 4.3 to BCB Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 11, 2020, as updated and amended from time to time.

We will provide without charge to each person to whom this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein (other than exhibits to the documents unless the exhibits are specifically incorporated in this prospectus by reference). Your request should be directed to:

BCB Bancorp, Inc.

Attention: Corporate Secretary

591-595 Avenue C

Bayonne, New Jersey 07002

Telephone number: ((201)-823-0700).

You should rely only on the information contained in this prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information. Neither the Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation of the contrary is a criminal offense.

2026 AMENDED AND RESTATED DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

BCB BANCORP, INC.

1,000,000 Shares

Common Stock,

No Par Value Per Share

PROSPECTUS

Dated: May 4, 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses which may be incurred by BCB Bancorp, Inc. in connection with the issuance and distribution of shares of common stock pursuant to the prospectus contained in this registration statement and which will be paid by BCB Bancorp, Inc.

Securities and Exchange Commission registration fee	$1,429
Accounting fees and expenses	10,000
Legal fees and expenses	10,000
Transfer Agent fees and expenses	1,000
Printing expenses	2,500
Miscellaneous expenses	1,500

Total	$26,429

Item 15. Indemnification of Directors and Officers.

Section 14A:3-5 of the New Jersey Business Corporation Act establishes provisions that a corporation may (and, unless otherwise provided in the corporation’s certificate of incorporation, if the party to be indemnified is successful on the merits or otherwise, must) indemnify any current or former director or officer made party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding by reason of service in the capacity of a director or officer, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such proceeding, so long as he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests (and if a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful). The statute also provides for indemnification of directors and officers by court order.

Article VI of our certificate of incorporation provides that a director or officer of BCB Bancorp, Inc. shall not be personally liable to BCB Bancorp, Inc. or its shareholders for damages for breach of any duty owed to the BCB Bancorp, Inc. or its shareholders, except for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to BCB Bancorp, Inc. or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of BCB Bancorp, Inc. shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. Any amendment to our Certificate of Incorporation, or change in law which authorizes the foregoing shall not adversely affect any then existing right or protection of a director or officer of BCB Bancorp, Inc.

Article VII of our certificate of incorporation sets forth circumstances under which our directors, officers, employees and agents may be insured or indemnified against liability which they incur in their capacities as such. It provides that we shall indemnify our officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at our request as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors, and the administrators of any such person. We shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not we would have the power to indemnify them against such liability under the provisions of that article.

We shall, from time to time, reimburse or advance to any person referred to in Article VII of our certificate of incorporation the funds necessary for payment of expenses, including attorneys’ fees, incurred in connection with any action, suit or proceeding referred to in this article, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that the director’s or officer’s acts or omissions (i) constitute a breach of the director’s or officer’s duty of loyalty to us or our shareholders, (ii) were not in good faith, (iii) involved a knowing violation of law, (iv) resulted in the director or officer receiving an improper personal benefit, or (v) were otherwise of such a character that New Jersey law would require that such amount(s) be repaid.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

The following is a list of exhibits filed as part of the Registration Statement:

5.1	Opinion of Stevens & Lee, P.C.

10.1	BCB Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan (see the prospectus included in Part I of this registration statement)

23.1	Consent of Wolf & Company, P.C.

23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page of this filing)

107.1	Filing Fee Table

Item 17. Undertakings.

a.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(iv)

Paragraphs (a)(1)(i), (a)(i)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bayonne, State of New Jersey, on this 4th day of May, 2026.

BCB BANCORP, INC.

By:	/s/ Michael A. Shriner
Michael A. Shriner
President and Chief Executive Officer
(Principal Executive Officer)
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of BCB Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Michael A. Shriner and Ryan Blake, or either of them, as our true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this Registration Statement by Reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Michael A. Shriner Michael A. Shriner	President, Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2026

/s/ Jawad Chaudhry Jawad Chaudhry	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	May 4, 2026

/s/ Karen Duran Karen Duran	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 4, 2026

/s/ Ryan Blake Ryan Blake	Chief Operating Officer, Corporate Secretary and Director	May 4, 2026

/s/ Mark D. Hogan	Chairman of the Board	May 4, 2026
Mark D. Hogan

	Vice Chair of the Board	May 4, 2026
Tara L. French

	Director	May 4, 2026
Judith Q. Bielan

	Director	May 4, 2026
Vincent DiDomenico, Jr.

/s/ Joseph Lyga	Director	May 4, 2026
Joseph Lyga

	Director	May 4, 2026
John Pulomena

/s/ James Rizzo	Director	May 4, 2026
James Rizzo

	Director	May 4, 2026
Gerald Werdann

/s/ Michael J. Widmer	Director	May 4, 2026
Michael J. Widmer

EXHIBIT INDEX

Exhibit No.	Exhibit

5.1	Opinion of Stevens & Lee, P.C.

10.1	BCB Bancorp, Inc. Amended and Restated Dividend Reinvestment and Stock Purchase Plan (see the prospectus included in Part I of this registration statement)

23.1	Consent of Wolf & Company, P.C.

23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page of this filing)

107.1	Filing Fee Table